Exhibit 99.1


             PSB ANNOUNCES 4TH QUARTER EARNINGS OF $.60 PER SHARE

 Wausau, Wisconsin - David K. Kopperud, President of PSB Holdings, Inc. ("PSB") and Peoples State Bank ("Peoples") today announced the Bank's financial results for the fourth quarter of 2004 and the twelve months ended December 31, 2004.

 "PSB earned $.60 per share this quarter compared to $.74 during the fourth quarter last year. The most recent quarter earnings per share were reduced $.06 from closure of PSB's Rhinelander, Wisconsin Trig's grocery store branch (opened in 1998) as our stand alone full service branch in Rhinelander opened in the autumn of 2002 continues to grow in market share. In addition, fourth quarter 2003 earnings increased $.05 per share from a gain on curtailment of PSB's post-retirement health care benefit plan. Excluding the impact of the closure of the branch and the prior year curtailment to the post-retirement plan, PSB earned $.66 per share in the fourth quarter 2004 compared to $.69 per share in the fourth quarter 2003."

 "For all of 2004, PSB earned $2.03 per diluted share compared to $2.74 per diluted share during 2003. 2004 was an unprecedented time of growth and new initiatives. Special one-time charges during 2004 included a loss on abandonment of the former home office ($.11 per share), state tax settlement paid to Wisconsin on certain Nevada investment subsidiary earnings ($.09 per share), and closure of the Rhinelander grocery store branch ($.06 per share). In addition, PSB started a new branch location in Minocqua, Wisconsin and continued investment in Peoples Insurance Services LLC, a commercial property and casualty insurance agency started during 2003. The mortgage refinancing boom of 2003 ended during 2004 causing current year mortgage banking net income to decline $.30 per share. Looking ahead, I am excited about our anticipated 2005 earnings growth and the ability and capacity PSB now has to grow and expand in both our existing markets and new growth areas."

 PSB Holdings, Inc. (OTCBB:PSBQ.OB), is the parent company of Peoples. Peoples is headquartered in Wausau, Wisconsin with seven retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. In addition to traditional retail and commercial banking products, Peoples provides retail investments, retirement planning, commercial property and casualty insurance services, and long-term fixed rate residential mortgages. All per share information has been restated to reflect the 5% stock dividend paid in January 2004.

 Asset Growth and Net Interest Income

 PSB continues to have strong asset growth, increasing $46.0 million, or 11.3% since December 2003, to $455.0 million. Most of this growth has been in the loan portfolio, which increased $39.6 million or 13.0% during the past 12 months. Loan growth was in mortgage lending with both commercial real estate and on balance sheet residential real estate growing $15.8 million, and $17.7 million, respectively. During the past 12 months, PSB constructed and occupied a new home office and financial center, purchased real estate for a branch opened in Minocqua, Wisconsin, began construction on a branch in Weston, Wisconsin, purchased vacant land for a potential branch in Stevens Point, Wisconsin and invested in imaging technology, which increased premises and equipment by $4.9 million since December 2003.

 In addition to growth, credit quality improved and remains strong. Nonperforming loans (including non-accrual and restructured loans) to gross loans was .80% at December 2004 compared to .94% at September 2004, and 1.08% at December 2003. The Company also tracks delinquencies on a contractual basis quarter to quarter since some problem loans currently making payments remain on non-accrual status until ongoing ability to repay according to the contract is shown. Loans contractually delinquent 30 days or more as a percentage of gross loans were .56% at December 2004 compared to .71% at September 2004, and .63% at December 2003. The allowance for loan losses was 1.19% of gross loans at December 2004 compared to 1.15% at December 2003.

 During 2004, asset growth was funded by a mix of wholesale funding and core deposit growth. Core deposits, including retail time deposits less than $100,000 and money market deposits increased $21.2 million, or 9.3% since December 2003. In addition, local certificates of deposits greater than $100,000 increased $15.4 million, or 38.5%. Brokered certificates and national time deposits increased $5.2 million, or 10.6%, and Federal Home Loan Bank advances increased $5 million, or 10.6%.

 During the past three months however, deposit gains have come primarily from core deposits, which increased $12.1 million while wholesale certificates decreased $7.3 million. Retail and local deposits and other local borrowings continue to comprise the bulk of asset funding and were 68.8% of total assets at December 2004 compared to 68.0% of total assets at December 2003.

 Tax-adjusted net interest income increased $207,000, or 5.9% to $3,723,000 for the quarter ended December 31, 2004 from $3,516,000 for the quarter ended December 31, 2003 due to increased earning assets held, although margin on earning assets for the quarter declined from 3.65% to 3.50%. Earning asset yields were largely flat and were 5.60% at December 2003 and 5.59% at December 2004. However, the cost of interest-bearing liabilities increased 11 basis points from 2.36% at December 2003 to 2.47% at December 2004.

 During the quarter ended December 2004, net interest margin declined to 3.50% from 3.51% for the prior September 2004 quarter. However, recent increases in the prime rate are beginning to be reflected as the yield on earning assets increased from 5.54% in September 2004 to 5.59% in December 2004, the first significant increase in yield during the most recent rate cycle. However, the cost of interest-bearing liabilities increased 10 basis points to 2.47% during that same period. PSB's ability to increase future net interest margin is dependant on repricing core accounts in line with earning asset yields in a rising rate environment. Increases to the prime rate through December 31, 2004 have not yet been reflected in the rate paid on core savings and money market accounts. PSB's balance sheet remains largely neutral to interest rate changes with net interest income for the next 12 months projected to decrease $5,000 (.04%) if rates increase 200 basis points, and decrease $303,000 (2.15%) if interest rates decrease 100 basis points.

 Service Fee and Noninterest Income

 Quarterly noninterest income decreased $356,000 in the December 2004 quarter to $764,000 compared to $1,120,000 in 2003. However, $275,000 of the decline was from sales of securities and SBA loans and a curtailment gain in the post-retirement benefit plan during the December 2003 quarter which were special items. The remainder of the decline was largely from fewer service fees and mortgage banking income in the current quarter.

 For the twelve months ending December 2004, noninterest income declined $988,000 with mortgage banking revenue declining $866,000 as 2002 and 2003's mortgage refinancing boom came to an end. President Kopperud noted "Despite the slow down in the residential mortgage market, Peoples continues to be the leading mortgage lender by volume in Marathon County Wisconsin, our home market". PSB serviced $160.2 million of mortgage principal for other investors at December 31, 2004 compared to $152.7 million at December 31, 2003.

 Peoples Insurance Services LLC, a commercial property and casualty insurance agency and brokerage started by Peoples during September 2003, incurred a net loss after tax benefits during 2004 of $129,000 (excluding inter-company cost allocations) compared to a net loss of $39,000 during 2003. Initial net losses have been in excess of original projections due to substantially lower than expected revenue growth.

 Operating Expenses

 Noninterest operating expenses increased $147,000 to $2,626,000 in the quarter ended December 2004 compared to $2,479,000 during the quarter ended December 2003. Of that total, $165,000 was incurred from charges and accelerated depreciation on closing of PSB's Rhinelander, Wisconsin Trig's grocery store branch.

 For all of 2004, salaries and benefits increased $237,000, or 4.0% over 2003 but declined as a percentage of average assets from 1.56% in 2003 to 1.44% in 2004. A large portion of the decline was from reduced year-end incentive compensation in 2004 from that paid for 2003. Excluding year-end incentive compensation, wages and benefits as a percent of average assets was 1.44% in 2003 and 1.40% in 2004. Effective January 1, 2005, employees were granted inflationary and merit increases averaging 3.4% of base pay.

 During the twelve months ending December 2004, a large number of premises and equipment investments increased occupancy and facilities expenses by 76%, or $861,000. Of that total, a loss on abandonment of the old home office and the Rhinelander grocery store branch was $379,000. Separately, accelerated depreciation expense on the Rhinelander branch totaled $115,000. The remaining cost increase was due largely to ongoing depreciation of recent premises and equipment investments. Dave Kopperud indicated "With the addition of a new and expanded home office, a new location in Minocqua, and substantial investment in required document imaging technology, the Bank is supporting a larger fixed cost structure as we go forward. However, these investments were essential for future asset and profit growth". Excluding the loss on abandonment of premise and equipment, operating expense as a percent of average assets was 2.46% during the year ended December 31, 2004, compared to 2.45% during 2003.

 Forward Looking Statements

 Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the company's Form 10-K for the year ended December 31, 2003. PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.



                                    (tables follow)

PSB HOLDINGS, INC.
QUARTERLY FINANCIAL SUMMARY
(dollars in thousands, except per share data)

                                         Quarter ended - Unaudited
                                                DEC. 31  Sept. 30,   June 30,     March 31,   Dec. 31
EARNINGS AND DIVIDENDS:                          2004       2004       2004         2004        2003
Net income                                 $    1,043   $     747   $     782   $     954   $   1,290
Basic earnings per share (3)               $     0.61   $    0.43   $    0.45   $    0.55   $    0.74
Diluted earnings per share (3)             $     0.60   $    0.43   $    0.45   $    0.55   $    0.74
Dividends declared per share (3)           $     0.30   $       -   $    0.30   $       -   $    0.29
Net book value per share                   $    19.55   $   19.41   $   18.68   $   19.33   $   18.54
Semi-annual dividend payout ratio               28.82%      n/a         29.84%     n/a          19.88%
Average common shares outstanding           1,717,394   1,720,436   1,729,322   1,733,531   1,733,398

Loans receivable, net of allowances        $  341,997   $ 331,167   $ 320,471   $ 307,109   $ 302,491
Total assets                               $  448,591   $ 439,177   $ 426,826   $ 407,577   $ 399,351
Deposits                                   $  353,310   $ 347,015   $ 330,337   $ 312,455   $ 312,376
Stockholders' equity                       $   34,076   $  33,010   $  32,942   $  32,878   $  32,095

Return on average assets (1)                     0.92%       0.67%       0.73%       0.94%       1.28%
Return on avg. stockholders' equity (1)         12.18%       8.98%       9.52%      11.64%      15.95%
Average tangible stockholders' equity to
  average assets                                 7.49%       7.46%       7.61%       7.83%       7.85%
Net loan charge-offs to average loans            0.04%       0.00%       0.01%       0.02%       0.09%
Nonperforming loans to gross loans               0.80%       0.94%       0.98%       1.17%       1.08%
Allowance for loan loss to gross loans           1.19%       1.22%       1.19%       1.16%       1.15%
Net interest rate margin (1)(2)                  3.50%       3.51%       3.64%       3.73%       3.65%
Net interest rate spread (1)(2)                  3.12%       3.17%       3.30%       3.38%       3.24%
Service fee revenue as a percent of
  average demand deposits (1)                    2.22%       2.52%       2.63%       2.60%       2.70%
Noninterest income as a percent
  of gross revenue                              11.64%      11.93%      13.54%      12.24%      17.56%
Efficiency ratio (2)                            58.52%      63.95%      64.54%      59.73%      53.47%
Noninterest expenses to avg. assets (1)          2.33%       2.56%       2.74%       2.56%       2.46%

High                                       $    33.25   $   35.25   $   35.60   $   35.60   $   36.19
Low                                        $    32.00   $   33.00   $   34.50   $   33.50   $   31.43
Market value at quarter-end                $    32.10   $   33.00   $   34.50   $   35.00   $   33.62

(1) Annualized
(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.
(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

PSB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
                                                       Three Months Ended     Twelve Months Ended
(dollars in thousands,                                    December 31,          December 31,
except per share data - unaudited)                       2004      2003       2004      2003
Interest and dividend income:
   Loans, including fees                             $  5,057  $  4,498   $ 19,207   $ 17,964
   Securities:
      Taxable                                             430       468      1,798      1,943
      Tax-exempt                                          247       240        982        916
   Other interest and dividends                            68        52        215        227

         Total interest and dividend income             5,802     5,258     22,202     21,050

Interest expense:
   Deposits                                             1,589     1,339      5,783      5,651
   FHLB advances                                          576       469      2,061      1,989
   Other borrowings                                        60        75        269        229

         Total interest expense                         2,225     1,883      8,113      7,869

Net interest income                                     3,577     3,375     14,089     13,181
Provision for loan losses                                 180       130        855        835

Net interest income after provision for loan losses     3,397     3,245     13,234     12,346

Noninterest income:
   Service fees                                           301       331      1,234      1,282
   Mortgage banking                                       246       268        901      1,767
   Investment and insurance sales commissions             139       131        484        434
   Net gain (loss) on sale of securities                  (14)       99         97         80
   Other noninterest income                                92       291        407        548

         Total noninterest income                         764     1,120      3,123      4,111

Noninterest expense:
   Salaries and employee benefits                       1,376     1,609      6,189      5,952
   Occupancy and facilities                               502       268      1,609      1,127
   Loss on abandonment of premises and equip.              50         -        379          -
   Data processing and other office operations            153       129        655        547
   Advertising and promotion                               68        39        263        172
   Other noninterest expenses                             477       434      1,880      1,553

        Total noninterest expense                       2,626     2,479     10,975      9,351

Income before provision for income taxes                1,535     1,886      5,382      7,106
Provision for income taxes                                492       596      1,856      2,300

Net income                                           $  1,043  $  1,290   $  3,526   $  4,806
Basic earnings per share                             $   0.61  $   0.74   $   2.04   $   2.76
Diluted earnings per share                           $   0.60  $   0.74   $   2.03   $   2.74

PSB HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
Year Ended December 31,

(dollars in thousands, except per share data) - Unaudited               2004           2003
ASSETS
Cash and due from banks                                            $   12,680     $   13,754
Interest-bearing deposits and money market funds                        3,265          1,214
Federal funds sold                                                      7,379          3,959

Cash and cash equivalents                                              23,324         18,927

Securities available for sale (at fair value)                          68,894         72,472
Federal Home Loan Bank stock (at cost)                                  2,874          2,444
Loans held for sale                                                       342            207
Loans receivable, net of allowance for loan losses of $4,157
 and $3,536, respectively                                             343,923        304,339
Accrued interest receivable                                             1,744          1,617
Foreclosed assets                                                           7             84
Premises and equipment                                                 12,432          7,557
Mortgage servicing rights, net                                            839            814
Other assets                                                              595            472

TOTAL ASSETS                                                       $  454,974     $  408,933

LIABILITIES

Non-interest-bearing deposits                                      $   51,635     $   50,563
Interest-bearing deposits                                             306,590        265,851

   Total deposits                                                     358,225        316,414

Federal Home Loan Bank advances                                        52,000         47,000
Other borrowings                                                        8,565         10,475
Accrued expenses and other liabilities                                  2,568          2,903

   Total liabilities                                                  421,358        376,792

STOCKHOLDERS' EQUITY

Common stock - no par value with a stated value of $1 per share:
   Authorized - 3,000,000 shares
   Issued - 1,887,179 shares                                            1,887          1,887
Additional paid-in capital                                              9,672          9,694
Retained earnings                                                      25,281         22,789
Accumulated other comprehensive income                                    384            844
Treasury stock, at cost - 167,586 and 153,781 shares, respectively     (3,608)        (3,073)

   Total stockholders' equity                                          33,616         32,141

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $  454,974     $  408,933